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                                                                   PRESS RELEASE

           TENFOLD SECURES $10 MILLION OF EQUITY FINANCING COMMITMENT

SALT LAKE CITY, UTAH - FEBRUARY 26, 2002 - TenFold Corporation (Nasdaq: TENF) provider of the Universal Application(TM) platform for building and implementing enterprise applications today announced that it has entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago-based institutional investor, under which TenFold has received a commitment for the purchase of up to $10 million of TenFold's common stock from TenFold. The sale of this stock is at TenFold's discretion.

"We reviewed a number of alternative financings for TenFold and we decided to partner with Fusion." said Jonathan E. Johnson III, Executive Vice President and CFO of TenFold. "In Fusion we found a true partner. The talent of Fusion's personnel, the close alignment of our goals, and Fusion's excellent reputation and track record made them ideal."

"We met TenFold's management team and spoke with their customers. We were impressed with how they have turned the company around and agree with the path they have chosen," said Joshua B. Scheinfeld, Managing Member of Fusion Capital. "TenFold's technology is extraordinary and we believe it will be well received by the market. We see TenFold as a diamond in the rough with a bright future."

"Our Fusion agreement will provide us with financial flexibility and better long-term planning alternatives. And we now have access to an impressive Fusion talent pool to help us grow TenFold," said Jeffrey L. Walker, Founder and Chairman of TenFold. "The long-term nature of Fusion's investment ensures a true partnership that will contribute to the value of TenFold."

Under the terms of the agreement, funding may occur from time to time after the Securities and Exchange Commission has declared effective a registration statement covering the shares of common stock to be purchased under the agreement. TenFold expects that registration of this common stock will occur following the company's filing of an S-1 registration statement, which the company expects to file at the same time it files its 10-K, and review by SEC.

TenFold was advised by Chela Technology Partners, LLC.

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ABOUT TENFOLD

TenFold (Nasdaq: TENF) sells its breakthrough, patented technology for applications development, the Universal Application(TM), to organizations that face the daunting task of replacing obsolete applications or building complex applications systems. Unlike traditional approaches, where business and technology requirements create difficult IT bottlenecks, the Universal Application lets a small, business team design, build, deploy, maintain, and upgrade new or replacement applications with extraordinary speed and limited demand on scarce IT resources. For more information, call (800) TENFOLD or visit www.10fold.com.

This release contains forward-looking statements that involve risks and uncertainties that may cause actual future events or results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects, including for example, the long-term nature of Fusion's investment, the amount of dilution to TenFold shareholders, the hope that it will increase the value of TenFold's stock, the ability of the Universal Application to allow non-technical business users to build applications. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in documents filed by TenFold Corporation with the Securities and Exchange Commission, including but not limited to, the most recent reports on Form 10-Q, 10-K, and S-1. TenFold is a registered trademark of TenFold Corporation; Universal Application is a trademark of TenFold. All other trademarks and registered trademarks are the property of their respective owners.